FIRST AMENDMENT TO THE
PRINCIPAL UNDERWRITER AGREEMENT

AGREEMENT dated as of October 1, 2010 by and between Prudential Annuities Life Assurance Company (“Company”), a Connecticut corporation, on its own behalf and on behalf of Prudential Annuities Life Assurance Company Variable Account B (“Variable Account B”) and PRUDENTIAL ANNUITIES DISTRIBUTORS, INC. (“Distributor”), a Connecticut corporation.

WITNESSETH

WHEREAS, the parties have previously executed a Principal Underwriting Agreement dated September 18th, 2003 now wish to amend that agreement to provide for a reimbursement of allocated expenses by COMPANY to PAD;

NOW, THEREFORE, in consideration of the mutual undertakings between the parties and the commissions paid to DISTRIBUTOR, COMPANY and DISTRIBUTOR hereby agree as follows:

Paragraph 1 of the Agreement is amended to delete the entire paragraph and replace it with the following provision:

1.
 Principal Underwriter.  COMPANY grants to DISTRIBUTOR the exclusive right, during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Securities Exchange Act, to be the distributor and principal underwriter of the Annuities.  DISTRIBUTOR is responsible for compliance with the foregoing laws, and the rules and regulations thereunder, and all other securities laws, rules and regulations thereunder, and all other securities laws, rules and regulations relating to the underwriting of sales and distributions.  COMPANY will pay DISTRIBUTOR commissions for acting as principal underwriter, and DISTRIBUTOR will remit all of such commissions to the broker-dealers that sell the Annuities pursuant to the Sales Agreements described in paragraph 2 below.  COMPANY shall reimburse DISTRIBUTOR for the costs and expenses incurred by DISTRIBUTOR in furnishing or obtaining the services, materials and supplies required by the terms of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:  /s/George M. Gannon

Print Name:   George M. Gannon

Title:  Sr. Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

as Depositor to
Prudential Annuities Life Assurance
Corporation Variable Account B

By:  /s/George M. Gannon

Print Name:   George M. Gannon

Title:  Sr. Vice President

PRUDENTIAL ANNUITIES DISTRIBUTORS, INC.

By:  /s/George M. Gannon

Print Name:   George M. Gannon

Title:  President